Exhibit 3.1

FORM OF AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ELECTRO-SENSORS, INC.

ARTICLE 1 – CORPORATE NAME:

Electro-Sensors, Inc.

ARTICLE 2 – REGISTERED OFFICE AND AGENT(S), IF ANY AT THAT OFFICE:

Name: Registered Agent Solutions, Inc.

Address: 1010 Dale St N, Saint Paul, MN 55117 5603 USA

ARTICLE 3 – MAXIMUM SHARES THE CORPORATION MAY ISSUE: 100

ARTICLE 4 – INCORPORATOR(S):

Name: Neil McLaughlin

Address: 21 Peasant St, Ste 237, Newburyport, MA 01950

DURATION: PERPETUAL